Consent of Independent Auditors

We consent to the incorporation by reference in the Annual Report (Form 10-K) of Eagle BancGroup, Inc. of our report dated January 17, 1997, included in the 1996 Annual Report to Shareholders of Eagle BancGroup, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-307355) pertaining to the First Federal Savings 401(k) Plan of our report dated January 17, 1997, with respect to the consolidated financial statements included in the 1996 Annual Report (Form 10-K) of Eagle BancGroup, Inc.

/s/ Ernst & Young LLP

Indianpolis, Indiana
March 27, 1997
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